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                                   EXHIBIT 99

                       (Rite Aid Corporation Letterhead)

Frank Bergonzi
Senior Vice President, Finance
717-975-5750

FOR IMMEDIATE RELEASE

                         RITE AID CORPORATION COMPLETES
                    TENDER OFFER FOR PERRY DRUG STORES, INC.

CAMP Hill, PA (January 30, 1995)-Rite Aid Corporation (RAD-NYSE,PSE) announced today that Lake Acquisition Corporation, a wholly-owned subsidiary of Rite Aid, has completed its cash tender offer for all outstanding shares of common stock of Perry Drug Stores, Inc. (PDS-NYSE) at a price of $11.00 per share.

Rite Aid stated that, based upon a preliminary count, a total of approximately 11,177,808 Perry shares (including approximately 249,717 shares subject to guarantees of delivery or receipt of additional documentation), had been tendered pursuant to the offer, which expired at midnight, New York City time, on Friday, January 27, 1995, and that all such shares had been or will be purchased in accordance with the terms of the offer.

The shares tendered, together with the 185,000 Perry shares beneficially owned by Rite Aid prior to commencement of the offer, constitute approximately 94.5% of Perry's presently outstanding shares. There remain 664,574 shares not tendered or beneficially owned by Rite Aid.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 23, 1994, by and among Rite Aid, Lake Acquisition and Perry, all of the directors of Perry resigned and were replaced by Rite Aid designees, other than two Perry designees who will remain on the Board.

As previously announced, all Perry common shares not tendered and purchased pursuant to the offer will be acquired in a subsequent second-step merger transaction at the same $11.00 per share price. The merger is currently expected to occur on or about March 16, 1995.

Rite Aid also announced that in accordance with the terms of the Merger Agreement with Perry, it has requested Perry Drug Stores, and Perry has agreed, to redeem its 8 1/2% Convertible Subordinated Debentures, effective as of March 15, 1995.

Rite Aid, the nation's largest drugstore chain, operates 2,618 stores in 23 Eastern states and the District of Columbia.

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